SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 26, 2007

PEOPLES BANCORP
(Exact name of Registrant as Specified in its Charter)

Indiana	000-18991	35-1811284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 West 7th Street, Auburn, Indiana	46706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(260) 925-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

               Peoples Bancorp announces its intention to merge its wholly-owned subsidiaries, Peoples Federal Savings Bank of DeKalb County and First Savings Bank into a single institution. The Bank will operate under the name of Peoples Federal Savings Bank of DeKalb County. The merger is subject to obtaining Office of Thrift Supervision (both Bank’s primary regulator) approval.

A copy of the Press Release announcing the merger is attached as Exhibit A.

Exhibit A

Date:	June 26, 2007
For Immediate Release	NASDAQ Symbol:	PFDC
Contact:	Maurice F. Winkler, III
Phone:	260-925-2500

Peoples Bancorp Reports Merger

Maurice F. Winkler III, President, announces that Peoples Bancorp is making application to combine its two banks into one. First Savings Bank of Three Rivers, Michigan will merge with Peoples Federal Savings Bank of DeKalb County with Peoples Federal Savings Bank being the resulting bank. Pending approval of the Office of Thrift Supervision, the regulator for both banks, the merger should take place during the fall of this year. Jeff Gatton, President of First Savings Bank, stated “The merger of the two banks provides our customers with expanded services and more locations to conduct their business. The merger should provide enhanced value to our stockholders as well. Both banks will continue to be strong supporters of the communities they serve. We are excited about this merger and the enhancements it offers to our customers.”

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full-service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Topeka, Waterloo, and two in Columbia City, Indiana. Peoples Bancorp’s Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.